Exhibit 99.1

For immediate release	For More Information:
J. Bruce Hildebrand, Executive Vice President
325.627.7155
FIRST FINANCIAL BANKSHARES ANNOUNCES
SECOND QUARTER EARNINGS RESULTS
ABILENE, Texas, July 22, 2010 – First Financial Bankshares, Inc. (NASDAQ: FFIN) today reported earnings for the second quarter of 2010 of $14.20 million compared with earnings of $13.57 million in the same quarter last year. Basic earnings per share were $0.68 for the second quarter of 2010 compared with $0.65 in the second quarter of 2009.
Net interest income for the second quarter of 2010 increased 4.16 percent to $33.46 million compared with $32.12 million in the same quarter last year. The net interest margin, on a taxable equivalent basis, was 4.69 percent for the second quarter of 2010 compared with 4.88 percent in the same period a year ago and unchanged from the first quarter of 2010.
The provision for loan losses was $2.97 million in the second quarter of 2010, up from $1.59 million in the same quarter last year and $2.01 million in the quarter ended March 31, 2010. Nonperforming assets as a percentage of loans and foreclosed assets totaled 1.48 percent at June 30, 2010, down slightly from 1.50 percent at March 31, 2010. The increase in the provision for loan losses is reflective of concerns about the economy, a higher level of nonperforming assets compared with a year ago and an increase in net charge-offs. For the second quarter of 2010, net charge-offs totaled $2.8 million of which $1.9 million was related to one commercial customer.
Noninterest income in the second quarter of 2010 was $12.57 million compared with $12.12 million in the same quarter a year earlier. Trust fees increased to $2.67 million in the second quarter of 2010 compared with $2.13 million in the same quarter last year due to higher oil and gas prices and an increase in assets under management. Service charges on deposit accounts decreased to $5.29 million during the second quarter of 2010 compared with $5.42 million for the same quarter a year ago.
Noninterest expense decreased in the second quarter of 2010 to $23.95 million from $24.36 million in the same quarter last year, primarily from FDIC premiums. FDIC insurance premiums in the second quarter of 2010 totaled $990,000 compared to $2.31 million, which included a $1.42 million special assessment, in the same quarter of 2009. The Company’s efficiency ratio in the second quarter of 2010 was 49.21 percent compared with 52.17 percent in the same quarter a year ago.
For the first half of 2010, net income increased 2.37 percent to $27.92 million from $27.27 million a year ago. Basic earnings per share rose to $1.34 in the first half of 2010 from $1.31 in the same period last year. Net interest income increased 3.22 percent in the first half of 2010 to $66.10 million from $64.04 million a year ago. The provision for loan losses totaled $4.98 million compared to $3.35 million in the first half of the previous year. Noninterest income was $23.68 million compared with $23.66 million in the first half of 2009. Noninterest expense was down slightly at $47.29 million in the first half of 2010 compared with $47.31 million a year ago.
As of June 30, 2010, consolidated assets for the Company increased 8.39 percent to $3.34 billion compared with $3.08 billion a year ago. Loans totaled $1.52 billion at quarter end compared with loans of $1.48 billion a year ago. Total deposits were $2.71 billion as of June 30, 2010, compared with $2.47 billion a year earlier. Shareholders’ equity rose to $431.00 million as of June 30, 2010, compared with $388.86 million the prior year.
“With the exception of a large charge-off related to one of our commercial customers, this was an excellent quarter for us, especially in light of the significant challenges to banking from the sluggish economy, increased government regulation, a slowing real estate market and extraordinarily low interest rates,” said F. Scott Dueser, Chairman, President and CEO. “We addressed the problem loan quickly and continue to aggressively address our nonperforming assets and manage our expenses while being committed to the highest service levels for our customers and shareholders.”
About First Financial Bankshares
Headquartered in Abilene, Texas, First Financial Bankshares is a financial holding company that operates ten separately chartered banks with 50 locations in Texas. The bank subsidiaries are First Financial Bank, N.A., Abilene, Albany, Clyde, Moran and Odessa; First Financial Bank, N.A., Eastland, Ranger and Rising Star; First Financial Bank, N.A., Cleburne, Burleson, Alvarado and Midlothian; First Financial Bank, Hereford; First Financial Bank, N.A., Mineral Wells; First Financial Bank, N.A., San Angelo; First Financial Bank, N.A., Southlake, Bridgeport, Boyd, Decatur, Keller and Trophy Club; First Financial Bank, N.A., Stephenville, Granbury, Glen Rose and Acton; First Financial Bank, N.A., Sweetwater, Roby, Trent and Merkel; and First Financial Bank, N.A., Weatherford, Willow Park, Aledo, Brock and Fort Worth. The Company also operates First Financial Trust & Asset Management Company, N.A., with six locations and First Technology Services, Inc., a technology operating company.
The Company is listed on The NASDAQ Global Select Market under the trading symbol FFIN. For more information about First Financial Bankshares, please visit our website at http://www.ffin.com.
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Certain statements contained herein may be considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon the belief of the Company’s management, as well as assumptions made beyond information currently available to the Company’s management, and may be, but not necessarily are, identified by such words as “expect”, “plan”, “anticipate”, “target”, “forecast” and “goal”. Because such “forward-looking statements” are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include competition from other financial institutions and financial holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses, and similar variables. Other key risks are described in the Company’s reports filed with the Securities and Exchange Commission, which may be obtained under “Investor Relations-Documents/Filings” on the Company’s Web site or by writing or calling the Company at 325.627.7155. Except as otherwise stated in this news announcement, the Company does not undertake any obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise.

FIRST FINANCIAL BANKSHARES, INC.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except share and per share data)

	June 30,
	2010	2009
ASSETS:
Cash and due from banks	$100,460	$102,340
Interest bearing deposits in banks	139,521	17,252
Fed funds sold	225	26,375
Investment securities	1,413,555	1,301,251
Loans	1,519,672	1,479,122
Allowance for loan losses	(28,954)	(23,247)

Net loans	1,490,718	1,455,875
Premises and equipment	66,888	63,807
Goodwill	62,112	62,112
Other intangible assets	728	1,453
Other assets	61,388	47,070

Total assets	$3,335,595	$3,077,535

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Noninterest-bearing deposits	$782,166	$741,242
Interest-bearing deposits	1,924,062	1,731,273

Total deposits	2,706,228	2,472,515
Short-term borrowings	159,480	176,673
Other liabilities	38,889	39,488
Shareholders’ equity	430,998	388,859

Total liabilities and shareholders’ equity	$3,335,595	$3,077,535

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
INCOME STATEMENTS
Interest income	$37,054	$36,468	$73,399	$73,430
Interest expense	3,596	4,347	7,295	9,386

Net interest income	33,458	32,121	66,104	64,044
Provision for loan losses	2,973	1,588	4,983	3,348

Net interest income after provision for loan losses	30,485	30,533	61,121	60,696
Noninterest income	12,570	12,120	23,680	23,656
Noninterest expense	23,951	24,358	47,289	47,305

Net income before income taxes	19,104	18,295	37,512	37,047
Income tax expense	4,906	4,729	9,597	9,777

Net income	$14,198	$13,566	$27,915	$27,270

PER COMMON SHARE DATA
Net income — basic	$0.68	$0.65	$1.34	$1.31
Net income — diluted	0.68	0.65	1.34	1.31
Cash dividends	0.34	0.34	0.68	0.68
Book value			20.67	18.68
Market value			48.09	50.36
Shares outstanding — end of period	20,848,421	20,814,760	20,848,421	20,814,760
Average outstanding shares — basic	20,847,735	20,809,061	20,841,389	20,805,392
Average outstanding shares — diluted	20,869,138	20,830,965	20,869,403	20,821,782

PERFORMANCE RATIOS
Return on average assets	1.70%	1.77%	1.69%	1.76%
Return on average equity	13.37	13.98	13.33	14.28
Net interest margin (tax equivalent)	4.69	4.88	4.69	4.82
Efficiency ratio	49.21	52.17	49.77	51.21

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Quarter Ended
	2010		2009
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$28,750	$27,612	$25,532	$23,247	$22,652
Loans charged off	(2,970)	(1,059)	(2,430)	(1,662)	(1,225)
Loan recoveries	201	187	145	241	232

Net charge-offs	(2,769)	(872)	(2,285)	(1,421)	(993)
Provision for loan losses	2,973	2,010	4,365	3,706	1,588

Balance at end of period	$28,954	$28,750	$27,612	$25,532	$23,247

Allowance for loan losses / period-end loans	1.91%	1.92%	1.82%	1.76%	1.57%
Allowance for loan losses / nonperforming loans	203.3	159.1	148.8	174.4	225.4
Net charge-offs / average loans (annualized)	0.73	0.24	0.62	0.38	0.27

NONPERFORMING ASSETS
Nonaccrual loans	$14,240	$17,775	$18,540	$14,585	$10,242
Accruing loans 90 days past due	1	290	15	56	72

Total nonperforming loans	14,241	18,065	18,555	14,641	10,314
Foreclosed assets	8,306	4,444	3,533	4,367	3,755

Total nonperforming assets	$22,547	$22,509	$22,088	$19,008	$14,069

As a % of loans and foreclosed assets	1.48%	1.50%	1.46%	1.30%	0.95%
As a % of end of period total assets	0.68	0.67	0.67	0.62	0.46

CAPITAL RATIOS
Tier 1 Risk-based	18.22%	18.02%	17.73%	18.12%	17.36%
Total Risk-based	19.48	19.28	18.99	19.37	18.61
Tier 1 Leverage	10.63	10.50	10.69	10.83	10.53
Equity to assets	12.92	12.64	12.68	13.51	12.64

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
NONINTEREST INCOME
Gain (loss) on sale of student loans, net	$—	$—	$—	$616
Gain on securities transactions, net	72	498	72	747
Trust fees	2,672	2,126	5,198	4,242
Service charges on deposits	5,293	5,421	10,152	10,562
Real estate mortgage fees	857	858	1,417	1,446
Net gain (loss) on sale of foreclosed assets	59	99	70	(59)
ATM and credit card fees	2,830	2,427	5,341	4,636
Other noninterest income	787	691	1,430	1,466

Total Noninterest Income	$12,570	$12,120	$23,680	$23,656

NONINTEREST EXPENSE
Salaries and employee benefits, excluding profit sharing	$11,762	$11,686	$23,679	$23,183
Profit sharing expense	1,079	555	1,819	1,050
Net occupancy expense	1,561	1,567	3,139	3,187
Equipment expense	1,853	1,968	3,690	3,908
Printing, stationery and supplies	428	465	857	897
ATM and credit card expenses	866	734	1,751	1,651
Audit fees	220	262	497	547
Legal, tax and professional fees	874	763	1,755	1,693
FDIC Insurance premiums	990	2,305	1,978	3,256
Correspondent bank service charges	181	323	372	635
Advertising and public relations	785	590	1,485	1,122
Amortization of intangible assets	153	216	312	438
Other noninterest expense	3,199	2,924	5,955	5,738

Total Noninterest Expense	$23,951	$24,358	$47,289	$47,305

TAX EQUIVALENT YIELD ADJUSTMENT	$2,642	$2,450	$5,233	$4,686

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended
	June 30, 2010
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate
Interest-earning assets:
Fed funds sold	$3,813	$3	0.34%
Interest-bearing deposits in nonaffiliated banks	163,430	346	0.85%
Taxable securities	950,304	9,237	3.89%
Tax exempt securities	459,528	7,048	6.13%
Loans	1,511,587	23,062	6.12%

Total interest-earning assets	3,088,662	39,696	5.16%
Noninterest-earning assets	251,718

Total assets	$3,340,380

Interest-bearing liabilities:
Deposits	$1,902,497	$3,463	0.73%
Fed funds purchased and other short term borrowings	177,435	133	0.30%

Total interest-bearing liabilities	2,079,932	3,596	0.69%

Noninterest-bearing liabilities	834,442
Shareholders’ equity	426,006

Total liabilities and shareholders’ equity	$3,340,380

Net interest income and margin (tax equivalent)		$36,100	4.69%

	Six Months Ended
	June 30, 2010
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate
Interest-earning assets:
Fed funds sold	$3,229	$4	0.27%
Interest-bearing deposits in nonaffiliated banks	192,405	717	0.75%
Taxable securities	913,613	18,203	3.98%
Tax exempt securities	456,707	14,026	6.14%
Loans	1,502,504	45,682	6.13%

Total interest-earning assets	3,068,458	78,632	5.17%
Noninterest-earning assets	255,339

Total assets	$3,323,797

Interest-bearing liabilities:
Deposits	$1,898,314	$6,998	0.74%
Fed funds purchased and other short term borrowings	175,609	297	0.34%

Total interest-bearing liabilities	2,073,923	7,295	0.71%

Noninterest-bearing liabilities	827,724
Shareholders’ equity	422,150

Total liabilities and shareholders’ equity	$3,323,797

Net interest income and margin (tax equivalent)		$71,337	4.69%